UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2013

LAZARE KAPLAN INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 972-9700

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information set forth under “Results of Operations” in Item 8.01 in this Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

Notification of Late Filing

On October 16, 2013, Lazare Kaplan International Inc. (the “Company”) filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 pertaining to its Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2013 (“Q1 2014”).

As stated in the Form 12b-25, the Company has been unable to resolve a material uncertainty concerning (a) the collectability and recovery of certain assets, and (b) the Company’s potential obligations under certain lines of credit and a guaranty (all of which, the “Material Uncertainties”).

Accordingly, the Company is currently unable to finalize its financial statements for Q1 2014 or file its Q1 2014 Form 10-Q. Additionally, the Company remains unable to finalize its financial statements or file the corresponding (i) Form 10-K for each of its fiscal years ended May 31, 2009, 2010, 2011, 2012, or 2013 and (ii) Form 10-Q for its quarterly fiscal periods ended after May 31, 2009.

The Company intends to as promptly as practicable finalize and file its Forms 10-K and Forms 10-Q for the periods referenced above with the Securities and Exchange Commission, upon the earlier to occur of (a) the successful resolution of the remaining aspects of the Material Uncertainties or (b) the Company concluding (together with its Independent Public Accountants) that the remaining Material Uncertainties have been resolved to such an extent that it can finalize its financial statements.

Please refer to the Forms 8-K filed by the Company on September 1, 2009, September 16, 2009, October 21, 2009, January 15, 2010, April 14, 2010, August 31, 2010, October 15, 2010, January 14, 2011, April 14, 2011, July 6, 2011, August 30, 2011, October 18, 2011, December 29, 2011, January 18, 2012, April 16, 2012 August 30, 2012, September 7, 2012, October 16, 2012, January 15, 2013, April 15, 2013, June 20, 2013, and September 6, 2013.

Results of Operations

As described above, at this time, the Company is unable to resolve the remaining Material Uncertainties. As such, the Company cannot report its results of operations for Q1 2014, except as set forth below.

The Company anticipates that its reported results of operations for Q1 2014 will reflect significant changes from the corresponding period of the last fiscal year. However, the Company, at this time, can only give a reasonable estimate of its anticipated net sales for Q1 2014, which is subject to the completion of the Company’s audits for its fiscal years ended May 31, 2009, May 31, 2010, May 31, 2011, May 31, 2012 and May 31, 2013.

The Company anticipates net sales for Q1 2014 of approximately $13.5 million as compared to net sales of $19.3 million for the comparable prior year period. The decrease in net sales primarily reflects a decrease in sales of commercial (non-branded) polished diamonds.

Current uncertain economic conditions continue to impact the sectors of the diamond and jewelry industry in which the Company operates. Rough diamond prices charged by producers have generally been rising ahead of polished diamond prices, placing significant pressure on diamond manufacturers, including the Company. In addition, the continued existence of its litigation with Antwerp Diamond Bank N.V. and KBC Bank N.V. and the inability of the Company to timely resolve the Material Uncertainties has adversely impacted the Company's ability to transact business in the ordinary course to the same extent and in the same manner as it did previously. This includes, without limitation, the ability of the Company to maintain and/or expand its operations.

Purchase of Shares – Exercise of Option

On October 15, 2013, the Board of Directors of the Company determined that it was in the best interest of the Company to exercise its right to repurchase 625,000 shares of the Company’s common stock from Leon Tempelsman, the Company’s Vice Chairman of the Board and President, pursuant to a share repurchase option with Mr. Tempelsman dated September 6, 2013 (the “Option Agreement”). Pursuant to the Option Agreement, the shares were purchased at a price of $1.40 per share (for a total consideration of $875,000). The shares were originally purchased by Mr. Tempelsman on July 18, 2013 at the same purchase price of $1.40 per share.

The Company intends to hold the purchased shares in its treasury. Additionally, at this time the Company does not intend to purchase any additional shares of its outstanding common stock under any stock purchase plans or programs or otherwise, but reserve the right to do so at any time and from time to time.

Forward-Looking Statements

The information provided in this Form 8-K includes forward-looking statements, including, without limitation, statements regarding financial information, the estimated timing for the completion of the Company’s financial statements, the filing of the Company’s Form 10-Q for Q1 2014 and other annual and quarterly reports, expectations regarding the Company’s legal proceedings and the Company’s intentions related to future share repurchase programs.

Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual result to differ materially from those contained in any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: October 16, 2013	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer